Exhibit 10.13

Career Education Corporation

2013 Annual Incentive Award Program

for Key Executives

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1         Purpose. This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2013. To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control. It is the intent of the Company that amounts that become due pursuant to this program will qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

1.2         Performance Period. This document is effective for certain eligible Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2013.

1.3         Continued Employment. Unless otherwise determined by the Committee, and subject to Section 1.4 hereof, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder.

1.4         No Misconduct. If at any time prior to the date the Annual Incentive Award is paid by the Company a Grantee is determined by the Committee to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The following words and phrases shall have the following meanings:

2.1         “General Program” means the Career Education Corporation 2013 Annual Incentive Award Program.

2.2         “Misconduct” means any one of the following in which a Grantee may engage during the Performance Period or any time thereafter, but prior to the date the Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; or (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company.

2.3         “Revenue” means the revenue of the Company as reported on the Company’s Form 10-K for the year ending on December 31, 2013 (which is prepared in accordance with the generally accepted accounting principles of the U.S).

2.4         “Performance Period” means the calendar year ending December 31, 2013.

2.5         “Plan” means the Career Education Corporation 2008 Incentive Compensation Plan.

2.6         “Program” means this 2013 Annual Incentive Award Program for Key Executives which is established under the Plan.

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ARTICLE 3

ELIGIBILITY

3.1         Eligibility. The Grantees for the Performance Period have been designated as eligible hereunder in accordance with the Plan. The Grantees participating hereunder for the Performance Period are: Jeffrey Ayers, Teresa Cotton Santos, Jason Friesen, Daniel Hurdle, Manoj Kulkarni, Anthony Mitchell, Colon McLean and Colleen O’Sullivan.

ARTICLE 4

ANNUAL INCENTIVE AWARD AMOUNTS

4.1         Amount. So long as the Company achieves Revenue for the Performance Period of at least $1 billion, each Grantee hereunder will be eligible to receive the Annual Incentive Award set forth next to such Grantee’s name in the table below.

Name of Grantee	Position of Grantee	Annual Incentive Award Amount
Ayers, Jeffrey	Sr. Vice President, General Counsel & Corp Secretary	$570,000
Cotton Santos, Teresa	Sr. Vice President & Chief Compliance Officer	$275,000
Friesen, Jason	Sr. Vice President, & Chief University Officer	$532,500
Hurdle, Daniel	Sr. Vice President & Chief Career Schools Officer	$495,000
Kulkarni, Manoj	Sr. Vice President & Chief Innovation Officer	$403,500
Mitchell, Anthony	Sr. Vice President & Chief Public Relations and Communication s Officer	$365,625
McLean, Colon	Sr. Vice President & Chief Human Resources Officer	$341,438
O’Sullivan, Colleen	Sr. Vice President & Chief Financial Officer	$532,500

ARTICLE 5

COMMITTEE DISCRETION

5.1         Committee Discretion. The Committee retains the discretion to reduce, but not increase, the Annual Incentive Award of any Grantee in its sole and absolute discretion. Any such reduction may be made for any reason, including satisfaction or non-satisfaction of subjective factors, that the Committee may, in its sole and absolute discretion, consider.

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